UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2020

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31791	04-3562325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 PEACHTREE INDUSTRIAL BOULEVARD, STE 240

NORCROSS, GA 30071

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (678) 620-3186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	GALT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Galectin Therapeutics Inc. (the “Company”) announced today that it has appointed Pol F. Boudes, M.D., as the Chief Medical Officer of the Company, with an initial term to commence on March 2, 2020 (the “Commencement Date”). Prior to joining the Company, Dr. Boudes served as the Chief Medical Officer of CymaBay Therapeutics, where he worked on CymaBay’s proprietary NASH compound and was instrumental in inventing and launching programs in rare liver diseases. Prior to his time at CymaBay, Dr. Boudes served as the Chief Medical Officer of Amicus Therapeutics, a company focusing on rare lysosomal storage disorders. Following this experience, Dr. Boudes became a Board member of Protalix BioTherapeutics, a company developing plant cell expressed recombinant proteins with improved therapeutic profiles, notably for lysosomal disorders. Before his time working as a Chief Medical Officer, Dr. Boudes held positions of increased responsibilities in clinical development at Bayer HealthCare Pharmaceuticals, Wyeth Research, Hoffman-La Roche and Pasteur Merieux.

On February 19, 2020, the Company entered into an Employment Agreement with Dr. Boudes (the “Agreement”), which governs the terms of Dr. Boudes’ employment in his position as the Company’s Chief Medical Officer. The principal terms of the Agreement provide that:

•

Dr. Boudes will serve as the Chief Medical Officer of the Company during an initial term that commences on March 2, 2020 (the “Commencement Date”) and expires on February 28, 2021 (the “Initial Term”). Following the Initial Term, the term of the Agreement automatically renews for successive twelve (12) month terms unless either party provides the other party with notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term.

•	Under the Agreement, the Company has agreed to pay Dr. Boudes a base salary of $444,500 per year (the “Base Salary”).

•

Provided that certain performance objectives are met, Dr. Boudes will also be entitled to receive an annual performance bonus equal to thirty percent (30%) of the Base Salary (the “Performance Bonus”).

•	Subject to certain restrictions described in the Agreement, Dr. Boudes will receive a $100,000 signing bonus pursuant to the Agreement.

•

Dr. Boudes will also be granted options to purchase 300,000 shares (the “Options”) of the Company’s common stock pursuant to the Company’s 2019 Omnibus Equity Incentive Plan. The Options vest as follows: twenty percent (20%) of the Options shall vest upon one (1) year of employment, twenty percent (20%) of the Options shall vest upon two (2) years of employment, twenty percent (20%) of the Options shall vest upon three (3) years of employment, and the remaining forty percent (40%) of the Options shall vest upon four (4) years of employment.

•

If (i) Dr. Boudes terminates the Agreement for Good Reason (as defined in the Agreement) or (ii) the Company terminates the Agreement without Cause (as defined in the Agreement), then the Company shall pay to Dr. Boudes: (1) the Base Salary accrued through the date of termination, (2)(A) if termination occurs within twelve (12) months of the Commencement Date, an amount equal to three (3) months of the Base Salary, or (B) if such termination occurs after the twelve-month anniversary of the Commencement Date, but prior to the eighteen-month anniversary of the Commencement Date, an amount equal to six (6) months of the Base Salary or (C) if termination occurs after the eighteen-month anniversary of the Commencement Date, but prior to the twenty four-month anniversary of the Commencement Date, an amount equal to nine (9) months of Base Salary or (D) if termination occurs after the twenty four-month anniversary of the Commencement Date, an amount equal to twelve (12) months of the Base Salary, (3) reimbursement of unreimbursed expenses and (4) payment of a portion of the Performance Bonus.

•

If, within the period ending twelve (12) months after the date of a Change of Control, Dr. Boudes’ employment with the Company is (i) terminated without Cause or (ii) terminated for Good Reason by Dr. Boudes, the Company shall pay to Dr. Boudes (A) the Base Salary accrued through the date of termination, to the extent not theretofore paid, (B) reimbursement of any unreimbursed expenses, (C) a pro-rated amount of the Performance Bonus assuming payout at maximum performance and (D) an amount equal to twelve (12) months of Base Salary, payable in a lump sum no later than thirty (30) days following such termination. Upon any such Change of Control, Dr. Boudes’ unvested Options shall be one hundred percent (100%) vested, but shall otherwise continue to be governed by the terms and conditions of the Plan and the applicable stock option agreement.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release issued by the Company regarding the foregoing employment matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.

10.1	Employment Agreement, dated February 19, 2020, between Galectin Therapeutics Inc. and Pol F. Boudes, M.D.

99.1	Press Release of Galectin Therapeutics Inc., dated February 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Galectin Therapeutics Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galectin Therapeutics Inc.

Date: February 20, 2020	By:	/s/ Jack W. Callicutt
Jack W. Callicutt
Chief Financial Officer